Exhibit 99.1

ITW Reports Third Quarter 2021 Results

•Total revenue of $3.6 billion, an increase of 8% with organic revenue growth of 6%
•Operating margin of 23.8%; Enterprise initiatives contributed 100 basis points
•GAAP EPS of $2.02, an increase of 10%
•Updated full year guidance with organic growth of 11 to 12% and EPS growth of 25 to 28%

GLENVIEW, IL., October 28, 2021 - Illinois Tool Works Inc. (NYSE: ITW) today reported its third quarter 2021 results.

“We saw continued strong growth momentum in six of our seven segments in the third quarter, while our Automotive OEM segment continued to be impacted by auto production reductions associated with the well-publicized supply chain challenges affecting our customers,” said E. Scott Santi, Chairman and Chief Executive Officer. “Our teams around the world continue to do an exceptional job of executing for our customers and for the company in a very challenging environment as evidenced by the six percent organic growth and ten percent earnings per share growth that ITW delivered in the quarter. Moving forward, we remain highly focused on fully leveraging the competitive strength of the ITW Business Model and the investments we have made, and continue to make, in support of the execution of our enterprise strategy and our ‘Win the Recovery’ positioning to their full potential.”

Third Quarter 2021 Results
Third quarter revenue grew eight percent to $3.6 billion, with six percent organic growth. Operating income grew seven percent to $845 million. Excluding Automotive OEM, revenue grew 12 percent and operating income grew 14 percent. Operating margin was 23.8 percent, flat year-over-year, with enterprise initiatives and volume leverage each contributing 100 basis points or more of positive margin impact offset by price/cost margin dilution impact of 200 basis points. Consistent with our strategy, price recovery actions offset raw material cost increases on a dollar-for-dollar basis in the third quarter. GAAP EPS of $2.02 increased 10 percent. The effective tax rate for the third quarter was 20.8 percent, in line with the third quarter of 2020, and included a $0.06 one-time tax benefit. Operating cash flow was $619 million, 97 percent of net income, and free cash flow was $548 million, 86 percent of net income.

Six of seven segments delivered strong organic growth in the quarter, led by Welding up 22 percent, Food Equipment up 19 percent, Test & Measurement and Electronics up 12 percent, and Specialty Products up 8 percent. Polymers & Fluids and Construction Products were both up 3 percent. Automotive OEM declined 11 percent.

Capital Allocation Update
Pending final regulatory approvals, ITW expects to complete its previously announced acquisition of the MTS Test & Simulation business in the fourth quarter of 2021. On August 6, 2021, ITW raised its dividend by seven percent to an annualized rate of $4.88 per share. The company is on pace to repurchase approximately $1 billion of its shares in 2021, having repurchased $750 million year-to-date.

2021 Guidance
ITW expects total revenue growth of 13 to 14 percent and organic growth in the range of 11 to 12 percent. Foreign currency translation impact at current foreign exchange rates is projected to contribute two percentage points to revenue growth. GAAP EPS guidance is updated to a range of $8.30 to $8.50, due to actual and anticipated lower auto production levels in Q3 and Q4 versus previous guidance. Raw material cost increases are expected to be offset with price on a dollar-for-dollar basis and therefore EPS neutral. Full year margin dilution impact from price/cost is expected to be approximately 150 basis points, offset by more than 200 basis points of volume leverage and a contribution from enterprise initiatives of more than 100 basis points. Operating margin is expected to be in the range of 23.5 to 24.5 percent, an increase of more than 100 basis points at the midpoint versus 2020. Free cash flow is expected to be approximately 90 percent of net income adjusted for one-time tax benefits. Guidance excludes any impact from the acquisition of the MTS Test & Simulation business.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial measures. A reconciliation of these measures to the most directly comparable GAAP measures is included in the attached supplemental reconciliation schedule. The estimated guidance of free cash flow conversion rate is based on assumptions that are difficult to predict, and estimated guidance for the most directly comparable GAAP measure and a reconciliation of estimated free cash flow to the most directly comparable GAAP measure have been omitted due to the unreasonable efforts required in connection with such a reconciliation and the lack of availability of reliable forward-looking cash flow and operating information.

Forward-looking Statement
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements regarding the duration and potential effects of the COVID-19 pandemic and global supply chain challenges, related government actions and the company’s strategy in response thereto on the company’s business, expected impact of tariffs and raw material inflation, product line simplification activities and enterprise initiatives, future financial and operating performance, free cash flow and free cash flow conversion rate, organic and total revenue, operating margin, price/cost impact, diluted income per share, restructuring expenses and related benefits, expected dividend payments, expected repatriation, after-tax return on invested capital, effective tax rates, exchange rates, expected access to liquidity sources, expected capital allocation, expected timing and amount of share repurchases, end market economic and regulatory conditions, potential acquisitions and dispositions and related impact on financial results, including statements with respect to the anticipated acquisition of the MTS Test & Simulation business, and the company’s 2021 guidance. These statements are subject to certain risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those anticipated. Such factors include those contained in ITW's Form 10-K for 2020.

About Illinois Tool Works
ITW (NYSE: ITW) is a Fortune 200 global multi-industrial manufacturing leader with revenues totaling $12.6 billion in 2020. The company’s seven industry-leading segments leverage the unique ITW Business Model to drive solid growth with best-in-class margins and returns in markets where highly innovative, customer-focused solutions are required. ITW’s approximately 43,000 dedicated colleagues around the world thrive in the company’s decentralized and entrepreneurial culture. www.itw.com

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions except per share amounts	2021	2020	2021	2020
Operating Revenue	$3,556	$3,307	$10,776	$9,099
Cost of revenue	2,096	1,910	6,298	5,375
Selling, administrative, and research and development expenses	581	560	1,735	1,606
Amortization and impairment of intangible assets	34	48	100	119
Operating Income	845	789	2,643	1,999
Interest expense	(49)	(52)	(153)	(154)
Other income (expense)	10	2	44	35
Income Before Taxes	806	739	2,534	1,880
Income Taxes	167	157	449	413
Net Income	$639	$582	$2,085	$1,467

Net Income Per Share:
Basic	$2.03	$1.84	$6.61	$4.63
Diluted	$2.02	$1.83	$6.58	$4.61

Cash Dividends Per Share:
Paid	$1.14	$1.07	$3.42	$3.21
Declared	$1.22	$1.14	$3.50	$3.28

Shares of Common Stock Outstanding During the Period:
Average	314.6	316.5	315.6	316.9
Average assuming dilution	315.9	317.9	316.9	318.3

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

In millions	September 30, 2021	December 31, 2020
Assets
Current Assets:
Cash and equivalents	$1,987	$2,564
Trade receivables	2,729	2,506
Inventories	1,524	1,189
Prepaid expenses and other current assets	337	264
Total current assets	6,577	6,523

Net plant and equipment	1,744	1,777
Goodwill	4,610	4,690
Intangible assets	683	781
Deferred income taxes	580	533
Other assets	1,323	1,308
	$15,517	$15,612

Liabilities and Stockholders' Equity
Current Liabilities:
Short-term debt	$579	$350
Accounts payable	565	534
Accrued expenses	1,399	1,284
Cash dividends payable	383	361
Income taxes payable	70	60
Total current liabilities	2,996	2,589

Noncurrent Liabilities:
Long-term debt	6,972	7,772
Deferred income taxes	633	588
Noncurrent income taxes payable	365	413
Other liabilities	1,058	1,068
Total noncurrent liabilities	9,028	9,841

Stockholders’ Equity:
Common stock	6	6
Additional paid-in-capital	1,416	1,362
Retained earnings	24,098	23,114
Common stock held in treasury	(20,390)	(19,659)
Accumulated other comprehensive income (loss)	(1,638)	(1,642)
Noncontrolling interest	1	1
Total stockholders’ equity	3,493	3,182
	$15,517	$15,612

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Three Months Ended September 30, 2021
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$647	$112	17.3%
Food Equipment	544	130	23.9%
Test & Measurement and Electronics	552	148	26.8%
Welding	425	128	30.0%
Polymers & Fluids	456	111	24.2%
Construction Products	478	133	27.8%
Specialty Products	459	126	27.3%
Intersegment	(5)	—	—%
Total Segments	3,556	888	24.9%
Unallocated	—	(43)	—%
Total Company	$3,556	$845	23.8%

Nine Months Ended September 30, 2021
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$2,137	$434	20.3%
Food Equipment	1,509	339	22.5%
Test & Measurement and Electronics	1,710	475	27.8%
Welding	1,228	364	29.6%
Polymers & Fluids	1,357	350	25.8%
Construction Products	1,465	406	27.7%
Specialty Products	1,387	380	27.4%
Intersegment	(17)	—	—%
Total Segments	10,776	2,748	25.5%
Unallocated	—	(105)	—%
Total Company	$10,776	$2,643	24.5%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Q3 2021 vs. Q3 2020 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	(10.7)%	18.9%	11.8%	22.0%	3.4%	3.4%	8.3%	6.3%
Acquisitions/Divestitures	—%	—%	—%	—%	—%	(0.1)%	—%	—%
Translation	1.3%	2.1%	1.1%	0.9%	0.7%	1.7%	1.1%	1.2%
Operating Revenue	(9.4)%	21.0%	12.9%	22.9%	4.1%	5.0%	9.4%	7.5%

Q3 2021 vs. Q3 2020 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Operating Leverage	(240) bps	410 bps	290 bps	290 bps	70 bps	50 bps	180 bps	130 bps
Changes in Variable Margin & OH Costs	(320) bps	(140) bps	(20) bps	(40) bps	(340) bps	(120) bps	30 bps	(210) bps
Total Organic	(560) bps	270 bps	270 bps	250 bps	(270) bps	(70) bps	210 bps	(80) bps
Acquisitions/Divestitures	—	—	—	—	—	—	—	—
Restructuring/Other	210 bps	160 bps	40 bps	(40) bps	30 bps	40 bps	—	80 bps
Total Operating Margin Change	(350) bps	430 bps	310 bps	210 bps	(240) bps	(30) bps	210 bps	—

Total Operating Margin % *	17.3%	23.9%	26.8%	30.0%	24.2%	27.8%	27.3%	23.8%

*Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	40 bps	60 bps	170 bps	20 bps	240 bps	20 bps	80 bps	90 bps **
** Amortization expense from acquisition-related intangible assets had an unfavorable impact of ($0.08) on GAAP earnings per share for the third quarter of 2021.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

YTD 2021 vs. YTD 2020 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	15.7%	15.2%	16.8%	19.3%	12.4%	14.0%	10.8%	14.9%
Acquisitions/Divestitures	—%	—%	—%	—%	—%	(0.1)%	—%	—%
Translation	4.9%	3.8%	2.9%	1.6%	2.1%	6.0%	2.8%	3.5%
Operating Revenue	20.6%	19.0%	19.7%	20.9%	14.5%	19.9%	13.6%	18.4%

YTD 2021 vs. YTD 2020 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Operating Leverage	310 bps	350 bps	380 bps	270 bps	240 bps	250 bps	210 bps	300 bps
Changes in Variable Margin & OH Costs	150 bps	(20) bps	(100) bps	60 bps	(130) bps	(20) bps	(20) bps	(70) bps
Total Organic	460 bps	330 bps	280 bps	330 bps	110 bps	230 bps	190 bps	230 bps
Acquisitions/Divestitures	—	—	—	—	—	—	—	—
Restructuring/Other	70 bps	60 bps	20 bps	(20) bps	10 bps	10 bps	(20) bps	20 bps
Total Operating Margin Change	530 bps	390 bps	300 bps	310 bps	120 bps	240 bps	170 bps	250 bps

Total Operating Margin % *	20.3%	22.5%	27.8%	29.6%	25.8%	27.7%	27.4%	24.5%

*Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	40 bps	60 bps	160 bps	10 bps	250 bps	20 bps	70 bps	100 bps **
** Amortization expense from acquisition-related intangible assets had an unfavorable impact of ($0.24) on GAAP earnings per share for the first nine months of 2021.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Dollars in millions	2021	2020	2021	2020
Operating income	$845	$789	$2,643	$1,999
Tax rate (as adjusted in 2021)	23.4%	21.3%	22.9%	22.0%
Income taxes	(198)	(168)	(607)	(439)
Operating income after taxes	$647	$621	$2,036	$1,560

Invested capital:
Trade receivables	$2,729	$2,494	$2,729	$2,494
Inventories	1,524	1,149	1,524	1,149
Net plant and equipment	1,744	1,736	1,744	1,736
Goodwill and intangible assets	5,293	5,405	5,293	5,405
Accounts payable and accrued expenses	(1,964)	(1,784)	(1,964)	(1,784)
Other, net	(269)	(527)	(269)	(527)
Total invested capital	$9,057	$8,473	$9,057	$8,473

Average invested capital	$9,084	$8,394	$8,912	$8,536
After-tax return on average invested capital	28.5%	29.6%	30.5%	24.4%

A reconciliation of the tax rate for the three and nine month periods ended September 30, 2021, excluding the third quarter 2021 discrete tax benefit of $21 million related to the utilization of capital losses and the second quarter 2021 discrete tax benefit of $112 million related to a change in the U.K. income tax rate, is as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2021		September 30, 2021
Dollars in millions	Income Taxes	Tax Rate	Income Taxes	Tax Rate
As reported	$167	20.8%	$449	17.7%
Discrete tax benefit related to the third quarter 2021	21	2.6%	21	0.8%
Discrete tax benefit related to the second quarter 2021	—	—%	112	4.4%
As adjusted	$188	23.4%	$582	22.9%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

FREE CASH FLOW (UNAUDITED)

	Three Months Ended		Nine Months Ended		Twelve Months
	September 30,		September 30,		Ended
Dollars in millions	2021	2020	2021	2020	December 31, 2020
Net cash provided by operating activities	$619	$683	$1,783	$2,034	$2,807
Less: Additions to plant and equipment	(71)	(52)	(217)	(168)	(236)
Free cash flow	$548	$631	$1,566	$1,866	$2,571

Net income	$639	$582	$2,085	$1,467	$2,109

Net cash provided by operating activities to Net income conversion rate	97%	117%	86%	139%	133%
Free cash flow to Net income conversion rate	86%	108%	75%	127%	122%